LETTER AGREEMENT

Russell Investments Fund Services, LLC

1301 Second Avenue, 18th Floor

Seattle, WA 98101

Re:	Administrative Agreement

This Letter Agreement relates to the Administrative Agreement between Russell Investment Company (“RIC”) and Russell Investments Fund Services, LLC (“RIFUS”) dated June 1, 2016, as amended (the “Agreement”). RIC advises you that it is creating a new fund to be named the Unconstrained Total Return Fund (the “New Fund”). RIC desires RIFUS to provide administrative services to the New Fund pursuant to the terms and conditions of the Agreement. The fees to be charged by RIFUS in return for its services shall be as set forth for “Non-Fund of Funds” on Exhibit A of the Agreement.

Please indicate your acceptance of the amendment to the Agreement by executing this Letter Agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:	/s/ Mark E. Swanson
Mark E. Swanson
Treasurer

Accepted this 23rd day of August, 2016.

RUSSELL INVESTMENTS FUND SERVICES, LLC

By:	/s/ Rick Chase
Rick Chase
Director, NA Fund Operations